Exhibit 10.23

12300 Grant Street

Thornton, CO 80241

June 2nd, 2021

Dr. Curtis Zimmermann, Esq.

Via email

Dear Curtis:

Position. We are pleased to offer you the position of Chief Legal Counsel with Forge Nano, Inc. (the “Company”), with an anticipated commencement date of September 27, 2020. Your work location will be Thornton, Colorado, but you will be allowed to work remotely. You will be expected to be present at the company head quarters quarterly at a minimum and potentially more as agreed upon with your superior. You will report to Paul Lichty, CEO and shall have the duties and responsibilities set forth in Exhibit A, other customary duties of the position and such other reasonable duties and responsibilities as shall be assigned to you from time to time. You agree to devote your full time and best efforts to the performance of your duties to the Company. This is a full-time exempt position.

Salary. We are offering you starting compensation at the annual salary of $250,000 less applicable withholdings and deductions. Wages shall be paid on a bi-weekly basis in accordance with the Company’s normal payroll procedures.

Bonus. In addition to your base compensation, you may be eligible for an annual discretionary bonus to be determined by the Company in its sole discretion. For 2021 your bonus will be up to $50,000, annualized, based on completion of milestones agreed upon with your superior. The Company intends to establish a bonus program for the senior leadership team for 2022 which you will participate in. Your yearly bonus, performance targets and metrics will be determined with your superior. You must be employed by the Company at the time of bonus payment to be eligible to receive any applicable bonus payment.

Incentive Compensation. In addition, if you decide to join the Company, you will be granted an option to purchase 10,830 shares (-0.35% fully diluted shares) of the Company’s Common Stock at a price per share equal to the 409A valuation post Series B, and confirmed by the Company’s board of directors (the “Option”). Of the total option to purchase, 2,707 shares subject to the Option on the date of grant shall vest on the one-year anniversary of the commencement date of your employment (the “Vesting Commencement Date”), and 225 shares subject to the Option on the date of grant shall vest each month thereafter on the same day of the month as the Vesting Commencement Date ( or if there is no corresponding day, on the last day of such month), subject to your continuing to be an employee of the Company through each such date. Your option grant shall be subject to the terms and conditions of the Company’s 2017

Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the option grant confer any right to continue vesting or employment. Upon change in control, your options shall fully vest immediately.

Benefits. The Company provides a comprehensive benefits plan and you will be eligible to receive these benefits (medical, dental, vision, life and disability insurance, and paid time off) and will be eligible to participate in the Company’s 401 K plan according to the terms of the applicable Company policy or benefit plan, as in effect or amended from time to time. You will be entitled to 30 days of vacation in your first year of employment and each year thereafter as further set forth in the Company’s employee handbook.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case.

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies which may change from time to time in accordance with applicable laws.

Confidential Information and Invention Agreement. As a condition of your employment with the Company, you will be required to sign the Company’s Confidential Information and Inventions Agreement a copy of which is enclosed (the “CIIA”).

At-Will Employment. Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause. Nothing in this letter or the Offer Package Documents (as defined below) shall be construed to alter the at-will nature of your employment relationship with the Company.

Severability. Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Entire Agreement. This letter, along with the CIIA, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or preemployment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and the Company’s Chief Executive Officer. This offer of employment will terminate if it is not accepted, signed and returned, along with the CIIA, by August 6th.

Severability. Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

At-Will Employment. Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause. Nothing in this letter or the Offer Package Documents (as defined below) shall be construed to alter the at-will nature of your employment relationship with the Company.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case.

Confidential Information and Invention Agreement. As a condition of your employment with the Company, you will be required to sign the Company’s Confidential Information and Inventions Agreement a copy of which is enclosed (the “CIIA”).

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies which may change from time to time in accordance with applicable laws.

Benefits. The Company provides a comprehensive benefits plan and you will be eligible to receive these benefits (medical, dental, vision, life and disability insurance, and paid time off) and will be eligible to participate in the Company’s 40I K plan according to the terms of the applicable Company policy or benefit plan, as in effect or amended from time to time. You will be entitled to 30 days of vacation in your first year of employment and each year thereafter as further set forth in the Company’s employee handbook. date. Your option grant shall be subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the option grant confer any right to continue vesting or employment. Upon change in control, your options shall fully vest immediately.

We look forward to your favorable reply and to working with you at Forge Nano, Inc.

Sincerely,

Paul Lichty

Agreed to and accepted:

Signature:
Printed Name:
Date:

Enclosures: Proprietary Information and Invention Agreement

EXHIBIT A

DUTIES & RESPONSIBILITIES

Forge Nano is looking for Chief Legal Counsel to work as a senior executive helping to execute the company mission while working with department leaders across the company to ensure legal compliance, oversee government affairs, help with IP creation and employee development. This position will be a key part of the management team which will require excellent interpersonal and communication skills. The Chief Legal Counsel will be the head of the corporate legal department and is responsible for the legal affairs for the entire corporation. This role includes providing legal counsel to the board of directors, chairman of the board, chief executive officer and other senior management.

Duties include:

1.	Developing and leading corporate legal strategy to promote and protect the company’s interests
2.	Oversee delivery of legal services and resources to accomplish corporate goals
3.	Oversee and manage external legal resources to ensure effective and efficient results
4.	Maintain proper corporate interactions with the relevant local, state and federal government bodies
5.	Oversee and manage external government affairs and lobbying groups to help further the company goals
6.	Work with leadership to execute on government affairs strategy that achieves company goals
7.	Advise the CEO and senior management on various issues
8.	Participate in formulation of general management policy as a member of the executive team
9.	Manage other subordinates which may include additional legal support, human resource functions, intellectual property stewardship, and any other department personnel that may be assigned.

EXHIBIT B

DISCLOSURES AND CONFLICTS

1.	For a period of one year Dr. Zimmerman should abstain from any battery R&D discussions or collaborations with BASF or their competitors.
2.	For a period of one year Dr. Zimmerman should abstain from any R&D, advocacy or FOA’s related to the DOE BOTTLE consortia and their Plastic Innovation Challenge (PIC) focused on the circularity of plastics.
3.	For a period of one year Dr. Zimmerman should abstain from any R&D, new business development (NBD) or collaborative opportunities around kelp and its potential as a strategic material for replacement of petroleum products for production of base/platform chemicals.
4.	Dr. Zimmerman is or will be a board member of Allied Microbiota. This position will require a small amount of time amounting to a few hours per month that will be completed outside of any Forge Nano activities. The business and market interest of Allied Microbiota do not conflict with any strategic directions currently being pursued by Forge Nano.